EXHIBIT 32.2

Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350)

               The undersigned, as the Group Senior Vice President and Chief Financial Officer of Zale Corporation, certifies, to the best of his knowledge, that the Quarterly Report on Form 10-Q for the quarter period ended January 31, 2005, which accompanies this certification fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly present, in all material respects, the financial condition and results of operations of Zale Corporation at the dates and for the periods indicated. The foregoing certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350) and shall not be relied upon for any other purpose.

This 10th day of March, 2005.

By:	/s/ Mark R. Lenz

Mark R. Lenz Group Senior Vice President and Chief Financial Officer (principal financial officer of the registrant)